CONNING
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Investor Contact:  Fred M. Schpero
                   or Paul Kopsky, Jr.
                   (314) 444-0715

Media Contact:     David Garino
                   (314) 982-1700

Internet:  http://www.conning.com


For Immediate Release

                   CONNING TO ACQUIRE SPECIALTY ASSET MANAGER

St. Louis, July 2, 1998--- Conning Corporation (NASDAQ NMS: CNNG) announced today it entered into a definitive agreement to acquire substantially all of the assets and operations of Schroder Mortgage Associates LP (SMA), a specialty asset manager providing mortgage products and servicing to institutional buyers of commercial mortgages and mortgage-backed securities. SMA's asset management capabilities include commercial whole loan and mortgage-backed portfolio management, mortgage servicing and securitizations of commercial loans.

The acquisition is expected to be accretive to earnings within the first 12 months and will be treated as a purchase. The purchase price will include an initial cash payment of approximately $21.0 million, including acquisition expenses, plus additions contingent consideration payments of up to $4 million over the next three years, subject to meeting certain financial targets.

The SMA acquisition will expand Conning's asset management products and services and complement its existing mortgage loan capabilities within its asset management group. The acquisition also expands Conning's existing and potential client base in the investment community for its mortgage products and services. As a result, this should increase the utilization of Conning's 10 loan origination field offices which provide whole loans for asset management clients and for highly rated securitizations. The additional securitization capabilities provided by SMA are expected to generate a stream of revenues with attractive margins.

"We believe SMA's operations will strengthen our already leading position in the mortgage loan and real estate arena relative to the competition," said Leonard
M. Rubenstein, Chairman and Chief Executive Officer. "This acquisition accelerates our expansion plans into securitizations with more expertise. Additionally, we will have an engine to generate additional recurring revenues in all facets of the business including loan origination, securitization and servicing."

Conning has had a close business relationship with Schroder Mortgage Associates for approximately two years, providing mortgage loans to SMA for pension clients and securitizations. The acquired operations led by Gregory A. White will be part of Conning's mortgage loan and real estate group. Mr. White's credentials and expertise will be an outstanding addition to Conning's existing mortgage loan and real estate team. Conning will be able to use its existing accounting, servicing and administrative infrastructure to absorb those functions currently being performed by SMA.

"The combination of our two operations not only is complementary but enables us to deliver an enhanced line of products and services to our existing asset management clients," according to Michael D. McLellan, Conning's Senior Vice President - Mortgage Loans and Real Estate. "Additionally, the strength and depth of our combined operations will enable us to penetrate new opportunities and relationships. Commercial mortgages and mortgage-backed securities continue to be in demand as an asset class for the insurance industry as well as an increasingly important asset class to the pension fund community," he said.

The transaction is expected to close during the third quarter of this year, subject to customary conditions.

The preceding discussion of expected results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether the revenue contribution and accretion of SMA's operations have been projected accurately.